EXHIBIT 8.1

[LETTERHEAD OF ROPES & GRAY LLP]

October 24, 2008

Board of Directors

GigOptix, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

Ladies and Gentlemen:

We have acted as special tax counsel to you in connection with the preparation of a Registration Statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the issuance of up to 6,022,088 shares of the common stock, par value $0.001 per share, of GigOptix, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of March 27, 2008, by and among the Company (formerly named Galileo Merger Holdings, Inc.), a wholly-owned direct subsidiary of Lumera Corporation, Lumera Corporation, a Delaware corporation, GigOptix LLC, an Idaho limited liability company, Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company and Galileo Merger Sub G, LLC, an Idaho limited liability company and a wholly-owned direct subsidiary of the Company. Terms used but not defined herein shall have the meanings as set forth in the Registration Statement.

In that connection, we hereby confirm to the Company, in accordance with the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Lumera Merger,” that it is our opinion that the Lumera stockholders (who are U.S. persons) whose Lumera common stock is exchanged for Company common stock in the Lumera merger (as described in the Registration Statement), in connection with the GigOptix merger (as described in the Registration Statement), will not recognize gain or loss, except with respect to cash, if any, received in lieu of fractional shares of Company common stock, subject to the limitations set forth therein.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in our opinion and not ruling has been obtained, nor will any ruling be obtained, from the IRS with respect to such consequences.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or nonmaterial, which may be brought to our attention at a later date.

We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP